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FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 31st day of August, 2015, by and between EAGLE ASSET MANAGEMENT, INC., a Florida corporation whose principal place of business is at 880 Carillon Parkway, St. Petersburg, Florida 33716 (“Eagle”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, Eagle has been retained as Investment Adviser and Administrator by the Eagle Capital Appreciation Fund, Eagle Growth & Income Fund, and Eagle Series Trust (each, a “Trust” and collectively, the “Trusts” or the “Eagle Family of Funds”), each an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, Eagle desires to retain USBFS to provide certain fund administration services to each series of each Trust listed on Exhibit A hereto (as amended from time to time) (each series listed in Exhibit A, together with all other series subsequently established by a Trust and made subject to this Agreement, and in the case of a Trust that does not currently issue shares of beneficial interest in separate series, the Trust itself, are herein referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Sub-Administrator

Eagle hereby appoints USBFS as sub-administrator of the Funds to provide certain administrative services on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein,; provided, however, that in the event any additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties. Except as contemplated hereby, no implied duties are assumed by or may be asserted against USBFS hereunder.

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2.	Services and Duties of USBFS

USBFS may provide the following administration services to each Trust or Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Office facilities (which may be in USBFS’, or an affiliate’s, or Eagle’s own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate or assist each Trusts’ board of trustees’ (the “Board of Trustees” or the “Trustees”) and each Board committee’s (“Committee”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data, as requested by Eagle.
c.	Coordinate the Board and Committee book production and distribution processes.
d.	Assist to gather and coordinate materials related to annual contract renewals and approval of any 12b-1 plans.
e.	Make presentations at Board and Committee meetings where appropriate or upon reasonable request.
f.	Assist with the selection of the independent auditor.
g.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
h.	Prepare minutes of meetings of the Board of Trustees and Committees.
i.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
j.	Attend Board of Trustees and Committee meetings and present materials for Trustees’ review at such meetings.
k.	Prepare and mail annually, or more frequently as appropriate, a Trustees’ and Officers’ questionnaire to each of the Trustees and officers of the Trusts.

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(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.
(5)	Manage the preparation for and conducting of the Trust’s shareholder meetings and prepare minutes of such meetings.
(6)	Assist in developing policies, guidelines and procedures relating to Trust operations and compliance.
(7)	Assist with overall operations of the Fund.
(8)	Pay Fund expenses upon written authorization from Eagle.
(9)
Keep the Trusts’ governing documents, including its charter, bylaws and minute books and copies of the Trusts’ compliance and corporate governance policies and procedures, as may be amended from time to time, but only to the extent such documents are provided to USBFS by Eagle or its representatives for safe keeping.

(10)	Maintain general Board calendars and regulatory filings calendars.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).
c.	Provide quarterly compliance reporting to the designated officer(s) of the Trust and prepare Board compliance materials, as required.

d.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by Eagle in connection with (i) any certification required of the Trusts pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Trusts, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

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e.
Maintain awareness of material emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate.

f.	Monitor applicable regulatory and operational service issues, and update the Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.
Prepare, including coordinating review by all relevant parties, and file the annual update of the Registration Statement and all amendments to the Registration Statement, including updates of the Prospectus and SAI and any sticker supplements to the Prospectus and SAI. Prepare, including coordinating review by all relevant parties, and file annual and semi-annual shareholder reports on Form N-CSR, Form N-SAR, , Form N-Q, Form N-PX, Rule 24f-2 notices and such other reports, forms or filings as may be mutually agreed upon.

b.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

c.	Assist Fund counsel in preparation of proxy statements and information statements as requested by Eagle.

(4)	IRS Compliance:
a.	Monitor the Trusts’ status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

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b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)
Provide financial data required by the Prospectus and SAI and updates thereto, semi-annual and annual shareholder reports, quarterly data or fact reports, proxy statements, and other reports as may be mutually agreed upon.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio, portfolio average dollar-weighted maturity (if applicable), portfolio turnover rate of the Fund and other financial data as agreed upon.

(5)
Prepare for review annual Fund expense budgets, accrue expenses for each Fund according to instructions received from the Trust’s treasurer or other authorized representative, track and validate income and expense accruals, perform accrual analyses and roll-forward calculations and recommend changes to Fund expense accruals on a periodic basis, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments.

(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments,
b.	Statement of Assets and Liabilities,
c.	Statement of Operations,
d.	Statement of Changes in Net Assets,
e.	Statement of Cash Flows (if applicable), and
f.	Financial Highlights.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.
(8)	Prepare and disseminate vendor survey information.

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(9)	Report performance and other portfolio information to outside reporting agencies as directed by the Fund and assist in resolution of errors reported by such outside reporting agencies.

D.	Tax Reporting:

(1)
Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules, or prepare and file extensions if directed by the Trust.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.
(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.
(4)	Prepare annual shareholder reporting information relating to Form 1099-DIV and any supplemental tax letters.
(5)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested Trustees and other qualifying service providers.
(6)	Monitor wash sale losses.
(7)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.
(8)	Participate in discussions of potential tax issues with the Fund and its independent accountant.

E.	Uncertain Tax Provisions

(1)	Document all material tax positions taken by a Fund with respect to specified fiscal years and identified to USBFS (“Tax Positions”).

(2)	Determine whether or not Tax Positions have been consistently applied, and document any inconsistencies.

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(3)	Review relevant statutory authorities. Review standard industry practices, to the extent such practices are known to, or may reasonably be determined by, USBFS.

(4)	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund.

(5)	Deliver a written report to the applicable Fund detailing such items.

3.	License of Data; Warranty; Termination of Rights

A.
USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B. The index data services being provided to Eagle by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to Eagle. The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
In the absence of bad faith, negligence, or willful misconduct on the part of USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents, Eagle agrees to indemnify and hold harmless USBFS from and against any third party claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of Eagle’s or any third party’s use of, or inability to use, the Data or any breach by Eagle of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time by written consent of both parties to this Agreement). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. Eagle shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. Eagle shall notify USBFS in writing within 30 calendar days following receipt of each invoice if Eagle is disputing any amounts in good faith. Eagle shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any.

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5.	Representations and Warranties

A.	Eagle hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by Eagle in accordance with all requisite action and constitutes a valid and legally binding obligation of Eagle, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to Eagle, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

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(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall at all times act in good faith and exercise reasonable care and due diligence in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by Eagle in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has acted in good faith and exercised reasonable care and due diligence in the performance of its duties under this Agreement, Eagle shall indemnify and hold harmless USBFS from and against any and all third party claims, demands, losses, expenses, and liabilities (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of Eagle, or any duly authorized officer of a Trust approved by the Trust’s Board of Trustees, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Eagle, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold Eagle harmless from and against any and all third party claims, demands, losses, expenses, and liabilities (including reasonable attorneys’ fees and costs) that Eagle may sustain or incur or that may be asserted against Eagle by any person arising out of or related to any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, or from any allegations that the services provided by USBFS misappropriated, infringes and/or violates and/or Eagle’s or Trusts’ use of USBFS’ services in accordance with the terms of this Agreement constitutes a misappropriation, infringement and/or violation of any intellectual property rights of any party. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Eagle” shall include its directors, officers and employees.

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Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of Eagle shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide Eagle, at such times as Eagle may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement. In the event of a failure or delay, USBFS shall not discriminate against Eagle or any Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Eagle upon discovery of any administrative error.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

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C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trusts or Eagle pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS. USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

Eagle or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

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8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts and Eagle, all records and other information relative to the Trusts and Eagle and prior, present, or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by Eagle or the applicable Trust, including any approvals necessary under Regulation S-P from Fund shareholders, as applicable, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that to the extent permitted by law, USBFS shall provide Eagle or the applicable Trust notice prior to such disclosure, or (iii) when so requested by Eagle or a Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from Eagle or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trusts and Eagle pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to Eagle, the Trusts and their shareholders. USBFS further acknowledges that the records and information related to Eagle, the Trusts and their shareholders may contain personal data, the use of which data is subject to various Privacy Laws, including all state, federal, and international laws and regulations and state, federal, and national government agency orders and decrees to which the Trusts and Eagle may be subject (“Privacy Laws”). USBFS shall in good faith execute any and all agreements that the Trusts or Eagle are required to have USBFS execute in order that the Trusts and Eagle may comply with any Privacy Laws. If USBFS’ use (whether directly or indirectly) of the data is contrary to any Privacy Law, or contrary to any of the restrictions set forth in this Agreement, Eagle shall have the right to (i) terminate this Agreement for cause if such breach has not been cured within five (5) days of receipt by USBFS of written notice, and (ii) pursue any other legal and equitable remedies.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to Eagle, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the applicable Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the applicable Trust or its designee on and in accordance with its request.

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10.	Compliance with Laws

Each Trust has and retains primary responsibility for all compliance matters relating to its Fund(s), including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Trust’s Board of Trustee’s oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by Eagle as expressly contemplated hereby. USBFS represents warrants and agrees that it shall identify the impact of changes in its regulatory requirements on its ability to deliver the services and perform its obligations under the Agreement. USBFS shall notify Eagle of such USBFS regulatory requirements within ten (10) days after it learns of the enactment of any such USBFS regulatory requirements and shall work with Eagle to identify the impact of such changes on how the Trusts use the services or on how USBFS delivers the services. Eagle and USBFS shall promptly make any resulting modifications to the services as reasonably necessary as a result of changes in such USBFS regulatory requirements. USBFS shall comply with changes to all USBFS regulatory requirements and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such USBFS regulatory requirements. All costs associated with identification and compliance with USBFS regulatory requirements shall be borne by USBFS.

11.	Term of Agreement; Amendment

A.
This Agreement shall become effective as of the date first written above and will continue in effect for a period of seven (7) years (“Initial Term”). However, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

B.
Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach by the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and Eagle.

C.
Eagle may terminate this Agreement with thirty (30) days prior written notice to USBFS without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and USBFS determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. Eagle may provide USBFS with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If Eagle terminates this Agreement based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, Eagle will not be responsible for any payments under Section 12 of this Agreement.

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D.
Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case Eagle shall not be obligated to pay an early termination fee under Section 12(a) of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

12.	Early Termination

In the absence of a termination by Eagle for USBFS’ material breach of this Agreement (Section 13(B)), or termination because of a Regulatory Issue (Section 13(C)), or Eagle’s termination pursuant to Section 13(D), should Eagle elect to otherwise terminate this Agreement prior to the end of the initial seven year term, Eagle agrees to pay the following fees:

a.	all monthly fees through the end of the initial seven year term, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to a successor service provider, as agreed upon by both parties;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as agreed upon by both parties;
d.	all reasonable and documented out-of-pocket costs associated with a-c above.

13.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by Eagle by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by USBFS, in which case all expenses shall be borne by the USBFS, at the expense of Eagle, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to Eagle (if such form differs from the form in which USBFS has maintained the same, Eagle shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to Eagle.

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14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by Eagle without the written consent of USBFS, or by USBFS without the written consent of Eagle accompanied by the authorization or approval of the Trusts’ Board of Trustees.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

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19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as Eagle attorneys, form attorney-client relationships or require the provision of legal advice. Eagle acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Trusts to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Trusts’ behalf. Eagle acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and Eagle, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to Eagle shall be sent to:

Eagle Asset Management, Inc.
880 Carillon Parkway
Saint Petersburg, FL 33716

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Execution Copy

22.	Security Breach Procedures.

For purposes of this section, the term “Security Breach” shall mean (i) any act or omission that materially compromises either the security, confidentiality or integrity of personal information or the physical, technical, administrative or organizational safeguards put in place by USBFS (or any authorized persons) that relate to the protection of the security, confidentiality or integrity of personal information, or (ii) receipt of a complaint in relation to the privacy practices of USBFS (or any authorized persons) or a breach or alleged breach of this Agreement relating to such privacy practices. USBFS shall: (i) notify Eagle of a Security Breach as soon as practicable, but no later than twenty-four (24) hours after USBFS becomes aware of it; and (ii) notify Eagle of any Security Breaches by and with a copy by e-mail to USBFS’ primary business contact within Eagle. Immediately following USBFS’ notification to Eagle of a Security Breach, the parties shall coordinate with each other to investigate the Security Breach. USBFS agrees to cooperate with Eagle in Eagle’s handling of the matter, including, without limitation: (i) assisting with any investigation; (ii) providing Eagle with physical access to the facilities and operations affected; (iii) facilitating interviews with USBFS’ employees and others involved in the matter; and (iv) making available all relevant records, logs, files, data reporting and other materials required to comply with applicable law, regulation, industry standards or as otherwise reasonably required by Eagle. USBFS shall immediately remedy any Security Breach and prevent any further Security Breach at USBFS’ expense in accordance with applicable privacy rights, laws, regulations and standards. USBFS shall reimburse Eagle for actual costs incurred by Eagle in responding to, and mitigating damages caused by, any Security Breach, including all costs of notice and/or remediation pursuant to this paragraph.

23.	Insurance.

USBFS shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by USBFS under this Agreement. Upon the Trusts’ reasonable request, USBFS shall furnish to the Trusts a summary of the applicable insurance coverage.

24.	Third Party Beneficiaries.
Each Trust is expressly made a third party beneficiary of this Agreement with rights as respect to the Funds to the same extent as if it had been a party hereto.

[Signatures on the following page]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

EAGLE ASSET MANAGEMENT, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Richard J. Rossi	By:	/s/ Michael R. McVoy

Name: Richard J. Rossi		Name: Michael R. McVoy

Title: Co-Chief Operating Officer		Title: Executive Vice President

Execution Copy

Exhibit A
to the
Fund Sub-Administration Servicing Agreement

Separate Trusts of the Eagle Family of Funds and Series Thereof, if Any

Name of Trust:

Eagle Capital Appreciation Fund

Eagle Growth & Income Fund

Eagle Series Trust
Name of Series:
Eagle Investment Grade Bond Fund
Eagle International Stock Fund
Eagle Mid Cap Growth Fund
Eagle Mid Cap Stock Fund
Eagle Smaller Company Fund
Eagle Small Cap Growth Fund
Eagle Tax-Exempt Bond Fund

Execution Copy

Exhibit B to the Fund Administration Servicing Agreement
REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

●
Eagle shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party. For purposes of this Exhibit B, the Funds shall not be considered third parties.

●
Eagle shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

●
Eagle shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, Eagle shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

●
Eagle shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any third party or organization (including, without limitation, Eagle’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

●	Eagle shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

●
Eagle shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by Eagle.

●	Eagle shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

●
Eagle shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

Execution Copy

Exhibit B (continued) to the Fund Sub-Administration Servicing Agreement

THE DATA IS PROVIDED TO EAGLE ON AN “AS IS” BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

EAGLE ASSUMES THE ENTIRE RISK OF ANY USE EAGLE MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO EAGLE, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF EAGLE TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Execution Copy

Exhibit C to the Fund Administration Servicing Agreement – Eagle Family of Funds
Fund Administration & Portfolio Compliance Services Fee Schedule at August 31, 2015

Annual Fee Based Upon Average Net Assets Per Fund Complex*
[  ] basis point on the first $[  ]
[  ] basis points on the balance above $[  ]

Compliance Services annual fee waiver: $[  ] if USBFS does NOT perform the compliance services for the funds
Minimum annual fee: $[  ] per [  ] fund complex

Included in services:
Daily Compliance Testing (Charles River) and Daily Performance Reporting
AIS Web Portal Portfolio Reporting

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring, Fund launches/closing and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration, daily performance reporting, daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Execution Copy

Exhibit C (continued) to the Fund Administration Servicing Agreement – Eagle Family of Funds– fee schedule at August 31, 2015

Additional Legal Administration Services
▪	Subsequent new fund launch – $[ ] /project
▪	Subsequent new share class launch – $[ ] /project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services
▪	Base fee – $[ ] /fund per year
▪	Setup – $[ ] /fund group

Section 15(c) Reporting
▪	$[ ] /fund per report – first class
▪	$[ ] /additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal
▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee Per Trust
▪	[ ] - [ ] users - $[ ]
▪	[ ] - [ ] users - $[ ]
▪	[ ] - [ ] users - $[ ]
▪	[ ] - [ ] users - $[ ]